                                                                  EXHIBIT 10 (n)

In July 1995, the Board of Directors of the Company approved and authorized the terms of a letter agreement with Penn Virginia Equities Corporation ("Equities") dated June 29, 1995 executed by respective officers of the companies which (i) authorized the withdrawal of Equities' Demand Notice for a Demand Registration (as defined in the Agreement of July 9, 1992 by and among the Company, Penn Virginia Corporation and Equities) delivered on March 13, 1995 to the Company, (ii) acknowledged that Equities is entitled to one remaining Demand Registration, (iii) extended the Termination Date of Equities' Demand Registration to the earlier of 90 days after the Company files its 1995 Annual Report on Form 10-K or September 29, 1996 and (iv) obtained Equities' agreement not to deliver another Demand Notice to the Company prior to the earlier of May 31, 1996 or the date on which the company files its 1995 Annual Report on Form 10-K